Exhibit 99.01

News

Media Contact:	Southern Company Media Relations
404-506-5333 or 1-866-506-5333
www.southerncompany.com

Investor Relations Contact:
Scott Gammill
404-506-0901
sagammil@southernco.com
July 28, 2022

Southern Company reports second-quarter 2022 earnings

ATLANTA – Southern Company today reported second-quarter earnings of $1.1 billion, or $1.04 per share, in 2022 compared with $372 million, or 35 cents per share, in 2021. For the six months ended June 30, 2022, Southern Company reported earnings of $2.1 billion, or $2.01 per share, compared with $1.5 billion, or $1.42 per share, for the same period in 2021.

Excluding the items described under “Net Income – Excluding Items” in the table below, Southern Company earned $1.1 billion, or $1.07 per share, during the second quarter of 2022, compared with $891 million, or 84 cents per share, during the second quarter of 2021. For the six months ended June 30, 2022, excluding these items, Southern Company earned $2.2 billion, or $2.05 per share, compared with $1.9 billion, or $1.82 per share, for the same period in 2021.

Non-GAAP Financial Measures	Three Months Ended June		Year-to-Date June
Net Income - Excluding Items (in millions)	2022	2021	2022	2021
Net Income - As Reported	$1,107	$372	$2,139	$1,508
Less:
Estimated Loss on Plants Under Construction	(54)	(462)	(55)	(507)
Tax Impact	13	118	13	130
Acquisition and Disposition Impacts	5	1	5	1
Tax Impact	(1)	—	(1)	—
Wholesale Gas Services	—	(147)	—	19
Tax Impact	—	35	—	(5)
Asset Impairments	—	(89)	—	(89)
Tax Impact	—	25	—	25
Net Income - Excluding Items	$1,144	$891	$2,177	$1,934
Average Shares Outstanding - (in millions)	1,065	1,061	1,064	1,060
Basic Earnings Per Share - Excluding Items	$1.07	$0.84	$2.05	$1.82

NOTE: For more information regarding these non-GAAP adjustments, see the footnotes accompanying the Financial Highlights page of the earnings package.

Adjusted earnings drivers for the second quarter 2022, as compared with the same period in 2021, were higher revenues associated with increased usage, changes in rates and pricing, and warmer than normal weather at our regulated electric utilities, partially offset by higher non-fuel operations and maintenance costs, reflecting a rising cost environment and our long-term commitments to reliability and resilience.

Second-quarter 2022 operating revenues were $7.2 billion, compared with $5.2 billion for the second quarter of 2021, an increase of 38.6 percent. For the six months ended June 30, 2022, operating revenues were $13.9 billion, compared with $11.1 billion for the corresponding period in 2021, an increase of 24.7 percent. These increases were primarily due to higher fuel costs and warmer weather in the second quarter 2022.

“Southern Company’s generation fleet and power delivery system performed exceedingly well during the second quarter, which included the second hottest June in 50 years” said Chairman, President and CEO, Thomas A. Fanning. “I am proud of our team’s continued outstanding performance during times when our customers need us most."

Southern Company’s second-quarter earnings slides with supplemental financial information are available at http://investor.southerncompany.com.

Southern Company’s financial analyst call will begin at 1 p.m. Eastern Time today, during which Fanning and Chief Financial Officer Daniel S. Tucker will discuss earnings and provide a general business update. Investors, media and the public may listen to a live webcast of the call and view associated slides at
https://investor.southerncompany.com/events-and-presentations/default.aspx. A replay of the webcast will be available on the site for 12 months.

About Southern Company
Southern Company (NYSE: SO) is a leading energy company serving 9 million customers through its subsidiaries. The company provides clean, safe, reliable and affordable energy through electric operating companies in three states, natural gas distribution companies in four states, a competitive generation company serving wholesale customers across America, a leading distributed energy infrastructure company, a fiber optics network and telecommunications services. Southern Company brands are known for excellent customer service, high reliability and affordable prices below the national average. For more than a century, we have been building the future of energy and developing the full portfolio of energy resources, including carbon-free nuclear, advanced carbon capture technologies, natural gas, renewables, energy efficiency and storage technology. Through an industry-leading commitment to innovation and a low-carbon future, Southern Company and its subsidiaries develop the customized energy solutions our customers and communities require to drive growth and prosperity. Our uncompromising values ensure we put the needs of those we serve at the center of everything we do and govern our business to the benefit of our world. Our corporate culture and hiring practices have been recognized nationally by the U.S. Department of Defense, G.I. Jobs magazine, DiversityInc, Black Enterprise, Forbes and the Women’s Choice Award. To learn more, visit www.southerncompany.com.

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